Filed pursuant to Rule 433
Dated October 18, 2017

Relating to
Pricing Supplement No. 1,929 dated October 18, 2017 to
 Registration Statement No. 333-200365

Global Medium-Term Notes, Series J

Euro Floating Rate Senior Registered Notes Due 2021
Euro Fixed/Floating Rate Senior Registered Notes Due 2026

Euro Floating Rate Senior Registered Notes Due 2021
Issuer:	Morgan Stanley
Principal Amount:	€1,750,000,000
Maturity Date:	November 9, 2021
Trade Date:	October 18, 2017
Original Issue Date (Settlement):	October 23, 2017 (T+3)
Interest Accrual Date:	October 23, 2017
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.30%
All-in Price:	99.70%
Net Proceeds to Issuer:	€1,744,750,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.38%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each February 9, May 9, August 9 and November 9, commencing February 9, 2018
Initial Interest Rate:	The Base Rate plus 0.38%; to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding the Original Issue Date
Initial Interest Reset Date:	February 9, 2018
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Day Count Convention:	Actual/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, in whole but not in part, on November 9, 2020, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the UK Listing Authority and for admission to trading on the London Stock Exchange’s Regulated Market after the original issue date.  No assurance can be given that such applications will be granted.

ISIN:	XS1706111876
Common Code:	170611187
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the above-referenced pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Euro Fixed/Floating Rate Senior Registered Notes Due 2026
Issuer:	Morgan Stanley
Principal Amount:	€1,000,000,000
Maturity Date:	October 23, 2026
Trade Date:	October 18, 2017
Original Issue Date (Settlement):	October 23, 2017 (T+3)
Interest Accrual Date:	October 23, 2017
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.45%
All-in Price:	99.55%
Net Proceeds to Issuer:	€995,500,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding October 23, 2025
Floating Rate Period:	From and including October 23, 2025 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 1.342% per annum; during the Floating Rate Period, the Base Rate plus 0.834% (to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding each Interest Reset Date)

Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.834%
Index Maturity:	Three months
Interest Reset Dates:	Each Interest Payment Date commencing October 23, 2025, provided that the October 23, 2025 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, annual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each October 23, commencing October 23, 2018 to and including October 23, 2025; with respect to the Floating Rate Period, each January 23, April 23, July 23 and October 23, commencing January 23, 2026 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, Actual/Actual (ICMA); during the Floating Rate Period, Actual/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, in whole but not in part, on October 23, 2025, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the UK Listing Authority and for admission to trading on the London Stock Exchange’s Regulated Market after the original issue date.  No assurance can be given that such applications will be granted.

ISIN:	XS1706111793
Common Code:	170611179
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the above-referenced pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 11, 2017
Prospectus Dated February 16, 2016